Exhibit 10.1

[Letterhead of Peter Kann]

July 28, 2004

Mr. Peter G. Skinner

Executive Vice President

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10261

Dear Peter:

This will confirm that you and the Company have agreed that you will remain employed by the Company as Executive Vice President, General Counsel and Secretary through December 31, 2004, at which point you will resign as an employee of the Company and retire. This letter sets out the terms of your employment through that date, your legal and consultancy services thereafter, and your retiree and other benefits (hereinafter referred to as the “Agreement”).

This will also confirm that you are resigning and retiring at year-end entirely voluntarily, and that the Company would have preferred that you stay on in your current position. However, inasmuch as you have decided to retire, the Company has requested, and you have agreed, to stand ready to render reasonable legal and/or consulting services to the Company in 2005 and 2006, and to enter into certain other agreements, all as hereinafter provided.

Section 1: Continued employment; Death and disability. During your period of continued employment through December 31, 2004 you will continue as a full time employee of the Company and you will continue to perform your current duties and responsibilities to the best of your ability as you have in the past. In addition, you will assist the Company in identifying and recruiting a successor chief legal officer and corporate secretary, and you will help in an orderly transition of your legal and corporate secretary responsibilities to that successor if he or she is hired before you retire. (If your successor is not hired before you retire, you will turn your legal and corporate secretary responsibilities over to such interim successor or successors as I may direct.)

During your period of continued employment you will also continue your responsibilities with respect to the Human Resources, General Services, Security and Corporate Communications functions, and transfer such responsibilities to such successor or successors, and at such time or times, as I may direct.

During your period of continued employment you will continue to be paid bi-weekly at your current salary rate, and you will continue to participate in all of the employee and executive benefit and compensation plans that you currently participate in as a fulltime employee and senior executive of the Company. Without limiting the generality of the foregoing, (a) you will receive 401k and Money Purchase Plan contributions pursuant to the Dow Jones Retirement Program, and your account under the related Supplementary Benefit Plan (also known as the “SERP”) will be credited with the amounts called for under the Retirement Program, in respect of the period of your continued employment, and (b) you (and your eligible dependents and beneficiaries where appropriate) will also continue to participate in and enjoy the benefits of the Company’s medical and dental plans; life and disability insurance plans; executive death benefit; matching gift program; and other generally applicable employee and executive benefit plans.

You will also receive an Annual Incentive Plan (bonus) payment in respect of 2004, and you will receive a final award under the Dow Jones Long Term Incentive Plan for the 2001-04 performance period, as determined in each case in early 2005 by the Compensation Committee and the Board of Directors in accordance with their usual practices and the terms of the relevant plans and agreements. Such determinations will be made in good faith and will not be adversely affected by the fact that you are retiring from the Company. The foregoing bonus payment and Long Term Incentive Plan final award will be delivered to you in early 2005 when such payments and awards are delivered to the Company’s executives generally.

If your period of employment does not continue through December 31, 2004, then the following provisions of this Section 1 will apply notwithstanding anything herein to the contrary. If you voluntarily resign, or if your employment is terminated by the Company other than as a result of your death or Disability (as defined below), the Company’s normal rules for termination of employment (including, if applicable, the Company’s Separation Plan for Senior Management) shall apply and shall supersede this Agreement. In any such event, this Agreement shall no longer be in effect.

For purposes of this Agreement, the term “Disability” means that you have become “Disabled” as such term is defined for purposes of the Company’s short-term or long-term disability plan, as appropriate. If you become Disabled prior to January 1, 2005, you will be eligible for short-term and long-term disability benefits, as appropriate, and for all other benefits to which you are entitled according to the terms of the Company’s plans and policies, including, without limitation, the Company’s executive compensation plans and policies, if applicable (“Company Plans and Policies”), and such benefits and payments will be in lieu of any additional benefits and payments due hereunder; provided, however, that if your Disability continues past December 31, 2004, then beginning on January 1, 2005, you will be entitled to the payments called for by Section 2 hereof less any short-term or long term disability benefits you may receive under the Company Plans and Policies or other payments you may receive from the Company or a Company sponsored plan or policy in the nature of compensation so as to avoid duplication of benefits. If you become Disabled on or after January 1, 2005, but before all payments called for by Section 2 hereof have been paid to you, you will continue to receive such payments less any short-term or long term disability benefits you may receive under the Company Plans and Policies or other payments you may receive from the Company or a

Company sponsored plan or policy in the nature of compensation so as to avoid duplication of benefits.

If you die prior to January 1, 2005, your beneficiary (or beneficiaries) will receive the death and/or life insurance and all other benefits otherwise provided under the Company’s Plans and Policies in lieu of any payments under Section 2 hereof or other payments or benefits hereunder, and this Agreement and the obligations created hereunder will automatically terminate on the date of your death. If you die on or after January 1, 2005, your beneficiary (or beneficiaries) (as determined for purposes of the Company’s life insurance plan) will receive the remaining payments called for by Section 2 hereof plus the death and/or life insurance and all other benefits they may be entitled to receive under the Company’s Plans and Policies.

For the avoidance of doubt, if you die or become Disabled before, on or after January 1, 2005, your outstanding vested stock options will remain outstanding and exercisable by you or your beneficiaries in accordance with the applicable stock option agreements; the contingent stock right payouts described in Section 3 will be paid to you or your beneficiaries in accordance with this Agreement and the Dow Jones Long Term Incentive Plan; and you and your estate, heirs, executors, beneficiaries and eligible dependents will continue to be entitled to the rights, benefits and accounts under the retiree medical and other benefit plans, programs and agreements described in Section 4 hereof in accordance with their respective terms.

Section 2: Legal and/or consulting services. During the period from January 1, 2005 through December 31, 2006 you will render such legal and/or consulting services to the Company as may be reasonably requested by the Company’s Board of Directors, any Board Committee, the Chief Executive Officer, or its or his delegate from time to time. Such services may include, but are not limited to, any matters as to which you have historical experience or subject matter expertise, and specifically will include corporate governance matters; significant pending litigation; labor relations; and the Company’s television operations and interests. In connection with services related to significant pending litigation, you will be entitled to be represented by separate counsel of your own choosing reasonably acceptable to the Company where counsel representing the Company determines in good faith that they cannot adequately represent your interests under applicable canons of ethics. In such case, the reasonable fees and costs of such separate counsel will be borne by the Company.

In order to facilitate your rendering such services, during 2005 and 2006 you will continue to have access to the Company’s internal communications network from your home computer via the SecureID system (or its successor) and the Company will continue to provide you with a home telephone dedicated to Company business. You will be reimbursed for all reasonable travel, lodging and other out-of-pocket expenses (if any) that you may incur in rendering legal and/or consulting services hereunder. Except as provided below, the Company will indemnify you against, and hold you harmless from, all liabilities, actions, causes of action, costs and expenses relating to or arising out of your legal and/or consulting services hereunder to the same extent as the Company provides indemnification to its officers and directors pursuant to its bylaws, provided that (i) you acted in good faith and in a manner you reasonably believed to be in the best interests of the Company, (ii) your actions or failure to act did not constitute gross negligence or willful misconduct, and (iii) with respect to any criminal action or proceeding, you had no reasonable cause to believe that your conduct was unlawful. To obtain such indemnity you must promptly notify the Company in writing of any claim asserted or legal proceeding commenced against you by reason of your legal and/or consulting services hereunder, and allow the Company to control the defense. If you do not permit the Company to control the defense, the Company will not be obligated to pay for or to reimburse you for your attorneys’ fees and other legal costs. If the Company controls the defense, the Company will not be liable for any separate legal fees or costs you may incur unless approved in writing by the Company. Notwithstanding anything herein to the contrary, the settlement of any claim, liability, action, cause of action or legal proceeding that will trigger the Company’s indemnification obligation hereunder must be approved in advance in writing by the Company. To the extent the Company controls the defense but is not indemnifying you against any resulting liability, the Company will not settle that portion of the action relating to your liability without your prior written consent. You will also be entitled to coverage under the Company’s Travel Accident insurance policy in respect of travel related to consulting services provided hereunder.

In consideration of your rendering legal and/or consulting services hereunder, the Company will pay you $675,000 during 2005 and $475,000 in 2006. Such amounts will be paid to you in equal monthly installments in of $56,250.00 each in 2005 and $39,583.33 each in 2006, commencing on January 31, 2005 and continuing thereafter on the last business day of each subsequent month to and including December 31, 2006. The Company will not withhold income or employment taxes with respect to such payments and you will be responsible for all income and self-employment taxes with respect to such payments. Other than in the case of your death or Disability, as provided above, or in the case of a serious health condition that would have entitled you to be absent for medical leave had you continued as a full time employee, all payments hereunder are expressly conditioned on you being and continuing to be ready, willing and able to render legal and/or consulting services at such times during 2005 and 2006 as may be requested in good faith in the reasonable determination of the Company’s Chief Executive Officer. Other than as provided above, if you are not ready, willing and able to render such legal and/or consulting services, all payments hereunder will immediately cease and no further payments will be made hereunder to you or your beneficiaries.

Section 3: Outstanding stock options and contingent stock rights. Your outstanding stock options that have vested (or will vest) on or before December 31, 2004 will remain outstanding and exercisable until the expiration of their respective 10 year lives (or until their earlier exercise). In addition, subject to Compensation Committee approval, if the Company accelerates the vesting of outstanding but unvested executive stock options generally effective as of a date between the date hereof to and including December 31, 2004, the vesting of your outstanding but unvested stock options will be accelerated in the same manner and on the same terms. Otherwise, any remaining unvested stock options will expire as of December 31, 2004.

Your outstanding contingent stock rights (“csr”) grants under the Dow Jones Long Term Incentive Plan will remain outstanding, and final awards will be made to you as follows:

(a) For the outstanding csr grant covering the 2001-04 performance period: Subject to your remaining employed through the end of 2004, you will receive a full (i.e., non-prorated)

award for this performance period inasmuch as you will have worked for the Company as a full time employee during the entire performance period. The amount of your final award will be determined by the Compensation Committee and Board of Directors in good faith, and delivered to you, in early 2005 at the same time as final awards are paid to other Plan participants. In the event your employment does not continue through December 31, 2004, your awards for the 2001 – 04, 2002 – 05, 2003 – 06, and 2004 – 06 performance periods, if any, will be paid according to the terms of the appropriate Long Term Incentive Plan and the terms of the Company’s Separation Plan for Senior Management, if applicable.

(b) For the outstanding csr grants covering the 2002-05, 2003-06 and 2004-06 performance periods: Except in the case (i) your employment does not continue through December 31, 2004 as provided in the immediately preceding paragraph, or (ii) you fail to sign the Release attached hereto as Exhibit A (or you subsequently revoke or breach the terms of the Release), you will receive a pro-rated final award with respect to your outstanding csr grants covering each of the foregoing performance periods equal to (i) the number of shares covered by your initial grant for the performance period in question as set forth below, multiplied by (ii) a fraction the numerator of which is the aggregate number of shares granted as final awards to the Plan participants (excluding you) who are receiving final awards for such performance period, and the denominator of which is the aggregate number of shares covered by the initial grants made to all such Plan participants (excluding you) at the beginning of such performance period, multiplied further by (iii) a fraction the numerator of which is the number of months from the commencement of the performance period in question through and including December 2004, and the denominator of which is the total number of months in such performance period. Such final awards will be paid to you in accordance with the Long Term Incentive Plan after the completion of the respective performance periods at the same time as final awards for such performance periods are paid to other participants in the Plan.

Performance Period	Number of Shares Covered by Your Initial Grant
2002-05	17,700
2003-06	16,500
2004-06	13,600

Dividend equivalents will continue to be paid to you on your outstanding csr grants in accordance with the Long Term Incentive Plan.

Section 4: Retiree medical and other benefits. Effective immediately after your retirement on December 31, 2004, and continuing thereafter, you, your spouse and your two dependent children (to the extent they remain eligible dependents) will continue to be covered under the Dow Jones Health Care Plan, and you will be deemed to have achieved 80 “points” under such Plan and entitled to the benefit that having achieved such “points” may convey to you and/or your eligible dependents from time to time. The premium for coverage for you, your spouse and your two dependent children under the new PPO Plan in 2005 is currently estimated to be approximately $35 per month. The Company reserves the right to amend or terminate the Health Care Plan at any time.

For the avoidance of doubt, this will confirm that, in addition to the provisions of the third paragraph of Section 1 of this Agreement relating to your continued coverage under the Company’s employee and executive benefit and compensation plans through December 31, 2004, nothing in this Agreement shall affect your rights, benefits or accounts under the following plans, programs and agreements, all of which will remain outstanding, and enforceable and payable by and to you (and by and to your estate, heirs, executors and beneficiaries), in accordance with their respective terms:

Dow Jones Retirement Program and the 401k and Money Purchase Accounts thereunder;

Dow Jones Deferred Compensation Program and the Deferred Compensation Account thereunder;

Dow Jones Supplementary Benefit Plan (also known as the “SERP”) and the SERP Account thereunder; and

Executive Death Benefit Agreement (and any previously elected conversion to deferred compensation there- under upon retirement, and for this purpose, you will be treated as as having retired as of close of business on December 31, 2004).

During your retirement you will also be entitled to such other nominal benefits and courtesies as the Company may provide to its retirees generally from time to time, such as a lifetime subscription to The Wall Street Journal and similar perquisites.

Except as otherwise provided above, inasmuch as you are retiring voluntarily you hereby waive rights to any other compensation or benefits, including, without limitation, under the Company’s Severance Pay Plan and Separation Plan for Senior Management, or any other severance or separation plan or arrangement.

Section 5: Confidentiality and non-competition agreements; mutual releases. You agree that you will not disclose to any person or entity outside the Company any confidential information, knowledge or trade secrets regarding the Company, its businesses, products or services, or its officers, directors or employees, where such information is not generally known in the publishing or information services industries and which is reasonably considered by the Company to be confidential. If you are requested by subpoena or otherwise to disclose any such information, you will notify the Company of such subpoena or other request for information within 48 hours after your receipt thereof and before providing any information in response thereto. The Company shall, at its sole expense, provide you with counsel reasonably acceptable to you to represent you in connection with any such subpoena or other request for information, and if your counsel is advised by Company counsel not to respond to such request or to seek to quash such subpoena, you will cooperate in doing so, provided, however, that you shall not be under any obligation to take any such action if your counsel advises you that, in doing so, you would possibly be subject to sanctions, fines, incarceration or other penalties. The Company will indemnify you against any legal expense and other costs or liabilities that may result from your efforts to comply with the foregoing.

You agree that, during the period beginning January 1, 2005 and ending December 31, 2006, you will not directly or indirectly compete with the Company or any of its businesses, nor will you work for a competitor of the Company. You also agree during such period not to directly or indirectly induce or attempt to induce any Company employee to leave the employ of the Company or accept employment with another employer.

You agree that the restrictions imposed upon you by the provisions of this Section 5 are fair and reasonable considering the nature of the Company’s business, and are reasonably required for the protection of the Company. You further agree that the provisions of this Section 5 relating to areas of restriction and time periods of restriction are acceptable. Nevertheless, to the extent that these restrictions exceed the maximum areas of restriction, limitations or periods of time which a court of competent jurisdiction would enforce, the areas of restriction, limitations or time periods shall be modified by such court to be the maximum areas of restriction, limitations or time periods which such court would enforce. If any other part of this Section 5 is held to be invalid or unenforceable, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable portions were absent.

You acknowledge that a breach of any of the provisions of this Section 5 may result in continuing and irreparable damages to the Company for which there may be no adequate remedy at law and that the Company, in addition to all other relief available to it, shall be entitled to the issuance of a temporary restraining order, preliminary injunction and permanent injunction restraining you from committing or continuing to commit any breach of the provisions of this Section 5. Notwithstanding anything to the contrary herein, as of the date you breach any of the provisions of this Section 5, (i) the Company’s obligations under Section 1 hereof, (ii) the Company’s obligations to make any further payments of legal and/or consulting fees pursuant to Section 2 of this Agreement, and (iii) the Company’s obligations to make further payments in respect of csr grants shall cease, but all other obligations of the Company under this Agreement shall continue in full force and effect.

Furthermore, you understand that your breach of this Section 5 will cause monetary damages to the Company. Thus, notwithstanding anything to the contrary herein, in the event of a breach of any of the provisions of this Section 5 on or before December 31, 2006, you will be required to pay to the Company, as liquidated damages, the amounts theretofore paid to you as legal and/or consulting fees pursuant to Section 2 of this Agreement, plus all costs and expenses including all attorney’s fees and expenses that the Company incurs in enforcing this Section 5. You agree that the foregoing amount of liquidated damages is reasonable and necessary, and does not constitute a penalty. The foregoing shall not preclude the Company from bringing an action in any court to recover actual monetary damages it incurs in excess of the liquidated damages to which it is otherwise entitled, nor shall it preclude you from asserting in any proceeding, or from bringing an action to establish, that this Section 5 has not been violated.

Except as provided above, no actual or alleged breach of this Section 5 by you will adversely affect (i) any other amounts or benefits theretofore paid or extended to you or your beneficiaries or eligible dependents as compensation or otherwise under this Agreement or any of the Company Plans and Policies or (ii) any other amounts or benefits thereafter due to be paid or extended to you or your beneficiaries or eligible dependents, under this Agreement or such Company Plans and Policies, or your accounts thereunder or interests therein. Nothing in the preceding sentence, however, shall affect your obligation to pay any actual monetary damages that the Company establishes that it has incurred in excess of the liquidated damages to which it is otherwise entitled.

As a condition to the payments and benefits hereunder, as of the date of your termination of employment, you hereby agree to execute and deliver to the Company a release (the “Release”) substantially in the form attached hereto as Attachment A and the Company will simultaneously execute and deliver to you a release substantially in the form attached hereto as Attachment B. The failure by the Company to execute and deliver the release called for hereby will not affect your rights under this Agreement or relieve the Company of its obligations hereunder, including its obligation to deliver the release.

Section 6: Expenses. The Company will pay up to $16,000 of expenses for legal and/or financial advisory services rendered to you in connection with this Agreement.

Section 7: Governing Law. This Agreement and all rights hereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.

Please indicate your agreement to the foregoing by signing the enclosed copy of this Agreement in the space provided below.

Best regards,

/s/ Peter R. Kann

Accepted and agreed

/s/ Peter G. Skinner
Peter G. Skinner

ATTACHMENT A

RELEASE OF THE COMPANY

This Release of Claims (this “Release”) is made as of the 31st day of December, 2004 (the “Release Date”), by and between DOW JONES & COMPANY, INC., a Delaware corporation (the “Company”), and Peter G. Skinner (the “Executive”);

W I T N E S S E T H:

THAT WHEREAS, by letter dated July 28, 2004, the Company’s Chief Executive Officer and Chairman of its Board of Directors, Peter Kann, set forth the terms of the Executive’s employment with the Company through December 31, 2004, his legal and/or consultancy services for the Company thereafter, and his retiree and other benefits (the “Agreement”);

WHEREAS, the Executive has agreed to and accepted the terms and conditions of the Agreement;

WHEREAS, as a condition to and in exchange for the payments and benefits under the Agreement, the Executive has agreed to execute a release that is substantially in the form hereof as of the date of his termination of employment with the Company; and

WHEREAS, the Executive will resign and retire as of the Release Date;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and obligations set forth herein and in the Agreement, payments and benefits under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.	Release and Waiver of Claims Against the Company

(a) Except as set forth in Subsection (b) below, and subject to the Company’s execution of a release in the form called for by the Agreement, the Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the payments and other consideration provided for under the Agreement, hereby forever releases and discharges the Company and its successors, their affiliated entities, and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to any claim under, relating to or arising out of (i) Executive’s employment, (ii) Executive’s performance of services to any Company affiliate, subsidiary, or investee, whether as an employee, officer, or director, (iii) the termination of Executive’s employment, or (iv) the Age Discrimination in Employment Act.

The Executive shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Section 1. In the event there is presently pending any action, suit, claim, charge or proceeding within the scope of this Section 1, or if such a proceeding is commenced in the future, the Executive shall promptly withdraw it, with prejudice, to the extent he has the power to do so. The Executive represents and warrants that he has not assigned any claim released herein, or authorized any other person to assert any claim on his behalf.

In the event any action, suit, claim, charge or proceeding within the scope of this Section 1 is brought by any government agency, putative class representative or other third party to vindicate any alleged rights of the Executive, (i) the Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by the Executive within ten (10) days of his receipt thereof.

(b) Notwithstanding anything in Subsection (a) above to the contrary, this Release shall not include or affect rights, liabilities or benefits created by or set forth in the Agreement. Without limiting the generality of the foregoing sentence, this Release shall not include or affect rights, liabilities or benefits due the Executive or his agents, successors, beneficiaries, eligible dependents, assigns, executors or administrators under (i) the Company’s various employee and executive benefit and compensation plans, programs and agreements set forth in the Agreement and in such plans, programs and agreements, or (ii) the indemnification provisions of the Company’s bylaws or the provisions of the Company’s Directors and Officers liability insurance for matters relating to or arising out of the Executive’s services to the Company, its subsidiaries, affiliates and investees as an employee and executive of the Company, or as an officer or director of various of the Company’s subsidiaries, affiliates and investees, during the period of the Executive’s employment by the Company from June 1985 through December 2004.

2.	No Admission of Wrongdoing

The payment by the Company of the amounts and other benefits set forth in the Agreement, to which the Executive would not otherwise be entitled, are being paid to the Executive in return for this Release and the Executive’s agreements and covenants contained in the Agreement and in this Release. Nothing contained in the Agreement or this Release shall be construed as an admission of liability or wrongdoing by either the Executive or the Company.

3.	Voluntary Execution of Agreement

BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

(a) HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(b) IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(c) HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S VICE PRESIDENT/HUMAN RESOURCES, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

(d) THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;

(e) THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN (c). THE EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

(f) HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(g) NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE AGREEMENT AND THIS RELEASE;

(h) HE IS LEGALLY COMPETENT TO EXECUTE THIS RELEASE AND ACCEPTS FULL RESPONSIBILITY FOR IT; AND

(i) HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE AGREEMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

4.	Miscellaneous

(a) The failure to insist upon strict compliance with any provision hereof, or the failure to assert any right hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right under the Agreement or this Release. In the event that any term, provision or release of claims or rights contained in this Release is found or determined to be illegal or otherwise invalid and unenforceable, whether in whole or in part, such invalidity shall not affect the enforceability of the remaining terms, provisions and releases of claims or rights.

(b) This Release shall be incorporated into and made a part of the Agreement as of the Release Date. This Release together with the Agreement and the Company’s release of the Executive, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(d) This Release may be executed in two or more counterparts, all of which shall have the same force and effect as if all parties thereto had executed a single copy.

IN WITNESS WHEREOF, the Company and the Executive have acknowledged and executed this Release effective as of the seventh day following the Release Date set forth above, unless revoked prior to such seventh day by the Executive in the manner set forth in Section 3 above.

EXECUTIVE	DOW JONES & COMPANY, INC.

By:
Peter G. Skinner	Name:
Title:

ATTACHMENT B

RELEASE OF THE EXECUTIVE

This Release of Claims (this “Release”) is made as of the 31st day of December, 2004 (the “Release Date”), by and between DOW JONES & COMPANY, INC., a Delaware corporation (the “Company”), and Peter G. Skinner (the “Executive”);

W I T N E S S E T H:

THAT WHEREAS, by letter dated July 28, 2004, the Company’s Chief Executive Officer and Chairman of its Board of Directors, Peter Kann, set forth the terms of the Executive’s employment with the Company through December 31, 2004, his legal and/or consultancy services for the Company thereafter, and his retiree and other benefits (the “Agreement”);

WHEREAS, the Executive has agreed to and accepted the terms and conditions of the Agreement, and agreed to execute a release in favor of the Company;

WHEREAS, upon the Executive’s resignation and retirement as of December 31, 2004, pursuant to the terms of the Agreement, the Company has agreed to execute a release that is substantially in the form hereof; and

WHEREAS, the Executive will resign and retire as of the Release Date;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and obligations set forth herein and in the Agreement, payments and benefits under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.	Release and Waiver of Claims Against the Executive

Except as provided below, and subject to the Executive’s execution of a release in the form called for by the Agreement, and in consideration of the Executive’s covenants and legal and/or consulting services to be provided as set forth in the Agreement, the Company on its own behalf, and on behalf of its various subsidiaries, affiliates, successors and assigns, hereby forever releases and discharges the Executive, together with his executors, administrators, heirs, beneficiaries, successors and assigns, from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to any claim under, relating to or arising out of (i) the Company’s employment of the Executive, (ii) his service to the Company or to its various subsidiaries, affiliates and investees as an employee, officer or director, or (iii) his termination of employment This Release and waiver shall not apply to any act of fraud or criminal conduct, nor to the Executive’s noncompliance with or breach of the terms of the Agreement.

2.	No Admission of Wrongdoing

Nothing contained in the Agreement or this Release shall be construed as an admission of liability or wrongdoing by either the Executive or the Company.

3.	Miscellaneous

(a) The failure to insist upon strict compliance with any provision hereof, or the failure to assert any right hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right under the Agreement or this Release. In the event that any term, provision or release of claims or rights contained in this Release is found or determined to be illegal or otherwise invalid and unenforceable, whether in whole or in part, such invalidity shall not affect the enforceability of the remaining terms, provisions and releases of claims or rights.

(b) This Release shall be incorporated into and made a part of the Agreement as of the Release Date. This Release together with the Agreement and the Executive’s release of the Company (the “Executive’s Release”), sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(d) This Release may be executed in two or more counterparts, all of which shall have the same force and effect as if all parties thereto had executed a single copy.

IN WITNESS WHEREOF, the Company and the Executive have acknowledged and executed this Release effective as of the seventh day following the Release Date set forth above, unless the Executive revokes the Executive’s Release prior to such seventh day, in which case this Release shall be null and void.

EXECUTIVE	DOW JONES & COMPANY, INC.

By:
Peter G. Skinner	Name:
Title: